Exhibit 99.3

Execution Version

ROLLOVER AND CONTRIBUTION AGREEMENT

This ROLLOVER AND CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of June 17, 2022 by and among (1) Laix Infinite Co. Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), (2) Prilingo Merger Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and (3) certain shareholders of LAIX Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), listed on Schedule A hereto (collectively, the “Rollover Shareholder”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, on April 28, 2022, the Founders, Tenzing Holdings 2011 Ltd. and Sino Avenue Limited (collectively, the “Buyer Group”) jointly submitted a revised non-binding proposal letter to the special committee of the board of directors of the Company to acquire all of the Ordinary Shares (including the Class A Ordinary Shares represented by the ADSs) that are not already beneficially owned by the Buyer Group for cash consideration equal to US$1.90 in cash per ADS, or US$0.1357 in cash per Ordinary Share;

WHEREAS, as of the date hereof, the Rollover Shareholder is the legal and beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of such number of Ordinary Shares as set forth in the columns titled “Rollover Shares” opposite the Rollover Shareholder’s name on Schedule A hereto (the “Rollover Shares”). The Rollover Shares, together with any other Ordinary Shares and securities of the Company as may be acquired (whether beneficially or of record) by the Rollover Shareholder after the date hereof and prior to the earlier of the effective time of the Merger (the “Effective Time”) and the termination of all of its obligations under this Agreement, including, without limitation, any Ordinary Shares or securities of the Company as may be acquired by means of dividend or distribution, or issued upon the exercise of any incentive awards, warrants or the conversion of any convertible securities or otherwise, shall be collectively referred to herein as its “Securities”;

WHEREAS, Parent, Merger Sub and the Company have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving company and a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, in connection with the consummation of the Merger, the Rollover Shareholder agrees to contribute its Rollover Shares to Merger Sub in exchange for newly issued ordinary shares of Parent (the “Parent Shares”), in the amount set forth in the column titled “Parent Shares” opposite the Rollover Shareholder’s name on Schedule A hereto upon the terms and conditions set forth herein;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Shareholder is entering into this Agreement; and

WHEREAS, the Rollover Shareholder acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholder set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATIONS

Section 1.1    Definitions.  Certain terms are used in this Agreement as specifically defined herein.

“Action” means any litigation, hearing, suit, claim, action, proceeding or investigation.

“ADS” means American depositary shares of the Company, each representing fourteen Class A Ordinary Shares.

“Affiliate” means, as to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting equity, by contract or otherwise; provided, however, that such power shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person, and the terms “controlled” and “controlling” has meanings correlative to the foregoing.

“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York City, the Cayman Islands, the Hong Kong Special Administrative Region, or the PRC are authorized by law or executive order to be closed.

“Class A Ordinary Shares” means Class A ordinary shares of the Company, par value US$0.001 per share, in the share capital of the Company, each carrying one (1) vote per share.

“Class B Ordinary Shares” means Class B ordinary shares of the Company, par value US$0.001 per share, each carrying ten (10) votes per share.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Founders” means Mr. Yi Wang, Mr. Zheren Hu and Mr. Hui Lin.

“Governmental Authority” means any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (whether foreign, federal, state, local or supranational) or any self-regulatory, quasi-governmental authority or national or international stock exchange.

“Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, code, rule, regulation, rules of the relevant stock exchange on which the relevant parties’ securities are listed, Order, ordinance or other pronouncement of any Governmental Authority.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, consent decree, decision, ruling, subpoena, verdict, or arbitration award entered, issued, made or rendered by any arbitrator or Governmental Authority of competent jurisdiction.

“Ordinary Shares” means, collectively, Class A Ordinary Shares and Class B Ordinary Shares.

ARTICLE II
RESTRICTIONS ON TRANSFER; STANDSTILL

Section 2.1    Restrictions on Transfers.  Except as provided for in Article III or pursuant to the Merger Agreement, the Rollover Shareholder hereby agrees that, from the date hereof until the Expiration Time (as defined below), the Rollover Shareholder shall not directly or indirectly:

(a)    offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), either voluntarily or involuntarily, or enter into any note, bond, mortgage, indenture, lease, license, contract or agreement, or other instrument or obligation (each, a “Contract”), option or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein, or with respect to any limitation on voting right of any Securities, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities and which has, or would reasonably be expected to have, the effect of reducing or limiting the Rollover Shareholder’s economic interest and/or voting power in such Securities or affecting the ownership of Securities;

(b)    deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement;

(c)    convert or exchange, or take any action which would result in the conversion or exchange, of any Securities, other than conversion of ADSs into Class A Ordinary Shares;

(d)    knowingly take any action that would make any representation or warranty of the Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying the Rollover Shareholder from performing any of its obligations under this Agreement or would reasonably be expected to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger, or

(e)    agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c) or (d).

Any purported Transfer in violation of this Section 2.1 shall be null and void and the Rollover Shareholder agrees to take any and all actions necessary or desirable (including, but not limited to, voting its Ordinary Shares in procuring that the Company take action, where necessary) in order to ensure that any such purported Transfer in violation of this Section 2.1 does not take effect.

Section 2.2    Standstill.  Except as provided in Section 2.3 below, for a period beginning on date of this Agreement and ending on the Expiration Time, none of the Rollover Shareholder or any of its Affiliates shall, directly or indirectly: (i) acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any beneficial ownership in, or direct or indirect rights to acquire any beneficial ownership in, securities of the Company or any subsidiary thereof; (ii) make any public announcement (other than any disclosure on Schedules 13D or 13G to the extent required by U.S. federal or state securities laws or the rules and regulations promulgated thereunder for the purpose of pursuing the Merger) with respect to, or submit a proposal for or offer of (with or without conditions), any tender or exchange offer, merger, recapitalization, reorganization, business combination or other extraordinary transaction involving the Company or any subsidiary thereof; (iii) seek or propose to influence or control the management or policies of the Company, make or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission of the United States) to vote any voting securities of the Company or any subsidiary thereof, or seek to advise or influence any person with respect to the voting of any voting securities of the Company or any subsidiary thereof; (iv) form, join, become a member of or in any way participate in, or otherwise encourage the formation of, a “group” (other than with the Other Rollover Shareholders (as defined below)) within the meaning of Section 13(d)(3) of the Exchange Act, in connection with any of the foregoing; or (v) publicly request the Other Rollover Shareholders to amend or waive any provision of, or take any action challenging the enforceability or validity of, this paragraph (including this sentence). For the avoidance of doubt, nothing in this Section 2.2 or any other provision of this Agreement shall prohibit (a) the Rollover Shareholder from acquiring securities of the Company as a result of any share split, combination, recapitalization or other similar transaction in or of the securities of the

Company if such share split, combination, recapitalization or other similar transaction has been duly approved by the Company, or (b) Parent and Merger Sub from entering into the Merger Agreement and consummating the Merger.

Section 2.3      Founders’ Acquisition of Shares.

(a)    The parties acknowledge that, prior to the Effective Time, the Founders may acquire additional Ordinary Shares resulting from the exercise of Company’s options held by such members as of the date hereof.  For so long as such acquisition is not prohibited by applicable Laws and otherwise would not adversely affect the transactions contemplated under the Merger Agreement, such newly acquired Ordinary Shares shall be deemed as “Rollover Shares” under the rollover and contribution agreement(s) among the Founders, Parent and Merger Sub.

(b)    In the event of the acquisition pursuant to Section 2.3(a) above, Schedule A of the rollover and contribution agreement(s) among the Founders, Parent and Merger Sub shall be updated immediately to reflect the rollover of such Ordinary Shares acquired by such acquiring person, and Schedule B hereof and thereof shall be updated immediately to reflect the corresponding contemplated issuance of the Parent Shares to such acquiring person in consideration for the rollover of such Ordinary Shares acquired by such acquiring person.

ARTICLE III
CONTRIBUTION

Section 3.1    Irrevocable Election.  The execution of this Agreement by the Rollover Shareholder evidences, subject to Article VI, the irrevocable election and agreement by the Rollover Shareholder to the contribution, assignment, transfer and delivery of its Rollover Shares in exchange for the subscription by it or its designated Affiliate(s) for newly issued Parent Shares prior to the completion of transactions contemplated under the Merger Agreement (the “Closing”) on and subject to the terms and conditions set forth herein.

Section 3.2    Contribution of Rollover Shares by Rollover Shareholder to Merger Sub.  Subject to the terms and conditions set forth in this Agreement, at the Contribution Closing (as defined below), the Rollover Shareholder shall take any and all actions necessary to contribute, assign, transfer and deliver to Merger Sub, all of the right, title and interest of the Rollover Shareholder in and to the Rollover Shares, free and clear of all Liens (other than any Liens created or expressly permitted by Merger Sub or arising by reason of the Merger Agreement or this Agreement).

Section 3.3    Issuance of Parent Shares.  In consideration for the contribution, assignment, transfer and delivery of the Rollover Shares to Merger Sub pursuant to Section 3.2 of this Agreement, Parent shall issue Parent Shares in the name of the Rollover Shareholder (or, if designated by the Rollover Shareholder in writing, in the name of an Affiliate of the Rollover Shareholder) in the amount set forth opposite the Rollover Shareholder’s name under the column titled “Parent Shares” on Schedule A hereto. Upon issuance of Parent Shares to the Rollover Shareholder at the Closing, Parent shall deliver to the Rollover Shareholder a complete copy of the updated register of members of Parent, certified by the registered office provider of Parent, evidencing the Rollover Shareholder’s ownership of the Parent Shares issued to the Rollover Shareholder and other shareholders of Parent. The capitalization table of Parent immediately after the Closing is shown on Schedule B attached hereto. The Rollover Shareholder hereby acknowledges and agrees that (a) the value of the Parent Shares issued to the Rollover Shareholder is equal to (x) the total number of Rollover Shares contributed by the Rollover Shareholder multiplied by (y) the per share merger consideration under the Merger Agreement, (b) issuance of such Parent Shares to the Rollover Shareholder shall constitute complete satisfaction of all obligations towards or sums due to the Rollover Shareholder by Parent with respect to the Rollover Shares and (c) on receipt of such Parent Shares, the Rollover Shareholder shall have no right to the merger consideration with respect to the Rollover Shares.

Section 3.4    Contribution Closing.  Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing), the closing of the contribution of Rollover Shares contemplated hereby (the “Contribution Closing”) shall take place on the Business Day prior to the Closing, and the issuance of Parent Shares shall take place upon the Closing. Upon the Contribution Closing, Merger Sub shall be the registered holder of 16,273,054 Class A Ordinary Shares and 19,675,674 Class B Ordinary Shares, collectively representing at least 90% of the votes exercisable in general meetings of the Company, and the Merger will be carried out through a statutory short-form merger in accordance with section 233(7) of the Companies Act.

Section 3.5    Deposit of Rollover Shares.  No later than three (3) Business Days prior to the Contribution Closing, the Rollover Shareholder and any agent of the Rollover Shareholder holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Merger Sub, for disposition in accordance with the terms of this Article III, (a)  duly executed instruments of transfer of the Rollover Shares to Merger Sub, in form reasonably acceptable to Merger Sub, and (b) certificates, if any, representing the Rollover Shares (the “Rollover Share Documents”). The Rollover Share Documents shall be held by Merger Sub or any agent authorized by Merger Sub until the Contribution Closing. To the extent that any Rollover Shares of the Rollover Shareholder are held in street name or otherwise represented by ADSs, the Rollover Shareholder shall execute such instruments and take such other actions, in each case, as are reasonably requested by Parent to convert its ADSs into Class A Ordinary Shares prior to the Contribution Closing and pay any applicable fees, charges and expenses of the Company’s depositary and government charges due to or incurred by the Company’s depositary in connection with the conversion of its ADSs into Class A Ordinary Shares.

ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ROLLOVER SHAREHOLDER

Section 4.1    Representations and Warranties.  The Rollover Shareholder represents and warrants to Parent and Merger Sub as of the date hereof and as of the Contribution Closing:

(a)    (i) the Rollover Shareholder has the full legal right, power, capacity and authority to execute and deliver this Agreement, to perform the Rollover Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby and (ii) if the Rollover Shareholder is not a natural person, the Rollover Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation;

(b)    this Agreement has been duly executed and delivered by the Rollover Shareholder and the execution, delivery and performance of this Agreement by the Rollover Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Rollover Shareholder and no other actions or proceedings on the part of the Rollover Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(c)    assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding agreement of the Rollover Shareholder, enforceable against the Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(d)    (i) the Rollover Shareholder (A) is and, immediately prior to the Contribution Closing, will be the legal and beneficial owner of, and has and will have good and valid title to, its Securities, free and clear of Liens other than as created by this Agreement, and (B) has and will have sole or shared (together with Affiliates controlled by the Rollover Shareholder) voting power, power of disposition, and power to control dissenter’s rights, in each case with respect to all of its Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands and the terms of this Agreement, (ii) the Rollover Shareholder’s Securities are not subject to any voting trust agreement or other Contract to which the Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of such Securities other than this Agreement, (iii) the Rollover Shareholder has not Transferred any interest in any of its Securities and (iv) subject to Section 2.3, as of the date hereof, other than the Rollover Shares, the Rollover Shareholder does not own, beneficially or of record, any shares or other securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities);

(e)    except as contemplated hereby, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Rollover Shareholder is a party relating to the pledge, disposition or voting of any of its Rollover Shares, and its Rollover Shares are not subject to any Contract to which it is a party relating to the voting or Transfer of such Securities other than this Agreement, or any Lien which will be discharged on or prior to the Contribution Closing;

(f)     except for the applicable requirements of the Exchange Act and any other United States federal securities Law, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of the Rollover Shareholder for the execution, delivery and performance of this Agreement by the Rollover Shareholder or the consummation by the Rollover Shareholder of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by the Rollover Shareholder, nor the consummation by the Rollover Shareholder of the transactions contemplated hereby, nor compliance by the Rollover Shareholder with any of the provisions hereof shall (A) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on the Rollover Shareholder or its properties or assets, (B) conflict with or violate any provision of the organizational documents of any the Rollover Shareholder which is an entity, (C) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of the Rollover Shareholder pursuant to any Contract to which the Rollover Shareholder is a party or by which the Rollover Shareholder or any property or asset of the Rollover Shareholder is bound or affected, or (D) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Rollover Shareholder or any of the Rollover Shareholder’s properties or assets;

(g)     there is no Action pending against the Rollover Shareholder or, to the knowledge of the Rollover Shareholder, any other person or, to the knowledge of the Rollover Shareholder, threatened against the Rollover Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by the Rollover Shareholder of its obligations under this Agreement; and

(h)     the Rollover Shareholder understands and acknowledges that Parent and Merger Sub will be entering into the Merger Agreement in reliance upon the Rollover Shareholder’s execution, delivery and performance of this Agreement.

Section 4.2    Covenants.  The Rollover Shareholder hereby:

(a)    agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of the Rollover Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by the Rollover Shareholder of its obligations under this Agreement;

(b)    irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that it may have with respect to its Securities (including, without limitation, any rights under Section 238 of the Companies Act);

(c)    agrees to reasonably cooperate with Parent in connection with the preparation of the filings or notifications with any Governmental Authority that are required by applicable Law to the extent such documents relate to it (or any of its Affiliates) and permits the Company to publish and disclose in the Schedule 13E-3 (including all documents filed with the SEC in accordance therewith), the Rollover Shareholder’s identity and beneficial ownership of the Rollover Shares or other equity securities of the Company and the nature of the Rollover Shareholder’s commitments, arrangements and understandings under this Agreement;

(d)       agrees and covenants that the Rollover Shareholder shall bear and pay any tax of any nature that is required by applicable Laws to be paid by the Rollover Shareholder arising out of the transactions contemplated hereby;

(e)    agrees and covenants that the Rollover Shareholder shall promptly (and in any event within forty-eight (48) hours) notify Parent of any new Ordinary Shares, Securities and/or other securities of the Company with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by the Rollover Shareholder, including, without limitation, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof; and

(f)    agrees further that, upon request of Parent, the Rollover Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably and mutually be deemed by Parent and the Rollover Shareholder to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE V
REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT AND MERGER SUB

Section 5.1    Each of Parent and Merger Sub represents and warrants to the Rollover Shareholder that as of the date hereof and as of the Contribution Closing:

(a)    Each of Parent and Merger Sub is duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate actions or proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by the Rollover Shareholder, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(b)    (i) except for the applicable requirements of the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent or Merger Sub for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the provisions hereof shall (A) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Parent or Merger Sub or any of their properties or assets, (B) conflict with or violate any provision of the organizational documents of Parent or Merger Sub, (C) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their property or asset is bound or affected, or (D) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Merger Sub or any of their properties or assets;

(c)    there is no Action pending against Parent or Merger Sub or, to the knowledge of Parent or Merger Sub, any other Person or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by Parent or Merger Sub of their respective obligations under this Agreement;

(d)    each of Parent and Merger Sub was formed solely for the purposes of engaging in the Merger and has not conducted and will not conduct, prior to the Contribution Closing, any business other than in connection with its formation or related to the Merger. Except for obligations or liabilities incurred in connection with its formation or related to the Merger, each of Parent and Merger Sub has not incurred and will not incur, prior to the Contribution Closing, directly or indirectly, through any Subsidiary or Affiliate (other than the Company and its Subsidiaries), any obligations or liabilities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. Other than Merger Sub, there are no other corporations, partnerships, joint ventures, associations, or entities through which Parent conducts business, or other entities in which either Parent controls or owns, of record or beneficially, any direct or indirect equity or other interest;

(e)    at the Effective Time, the Parent Shares to be issued under this Agreement shall have been duly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising under applicable securities Laws or the organizational documents of Parent;

(f)    (i) as of the date hereof, the authorized share capital of Parent is US$250,000 divided into 250,000,000 shares, par value US$0.001 per share, of which one share is issued and outstanding, which is duly authorized, validly issued, fully paid and non-assessable and beneficially owned by Mr. Yi Wang, (ii) immediately following the Closing, the issued and outstanding share capital of Parent will be as set forth on Schedule B attached hereto, (iii) except as described in this Section 5.1(f) and the Parent Shares reserved under a new equity or equity-linked incentive plan to be adopted immediately prior to or upon the Closing (the “ESOP Plan”, the size of which is included in Schedule B attached hereto), there are no (A) options, warrants or other rights to acquire share capital of Parent, (B) outstanding securities exchangeable for or convertible into share capital of Parent or (C) outstanding rights to acquire or obligations to issue such options, warrants or securities, (iv) as of the date hereof, the authorized share capital of Merger Sub is US$50,000 divided into 50,000 shares, par value US$1.00 per share, of which one share is issued and outstanding, which is duly authorized, validly issued, fully paid and non-assessable and beneficially owned by Parent, and (v) all of the issued and outstanding share capital of Merger Sub will be, at the Closing, directly owned by Parent; and

(g)     there is no shareholders agreement of Parent or similar contract among shareholders of Parent to govern the relationship of the shareholders of Parent or the rights of such shareholder with respect to its shareholding in Parent immediately following the Closing.

Section 5.2    Covenants.

(a)    Parent hereby represents, warrants and covenants that it has not agreed, and it will not agree, to (i) grant any rights, preferences, privileges or benefits to any other shareholder of the Company that has agreed to transfer its Ordinary Shares to Merger Sub in exchange for Parent Shares in connection with the consummation of the Merger (the “Other Rollover Shareholders”) that are more favorable to such Other Rollover Shareholder than the rights, preferences, privileges or benefits applicable to the Rollover Shareholder or (ii) impose any restrictions or obligations on any Other Rollover Shareholder that are less restrictive than such restrictions or obligations applicable to the Rollover Shares, in each case, except to the extent disclosed to the Rollover Shareholder prior to the date hereof. The parties hereto agree that in the event of a breach of this Section 5.2(a), this Agreement shall be deemed automatically amended in favor of the Rollover Shareholder to incorporate such terms that are more favorable (or less restrictive) to such Other Rollover Shareholders.

(b)     Without the prior written consent of the Rollover Shareholder, Parent shall not, and shall cause Merger Sub not to amend the Merger Agreement if such amendment would adversely affect the Rollover Shareholder in a disproportionate manner compared to the impact on any Other Rollover Shareholder.

(c)    Each of Parent and Merger Sub agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty set forth in Section 5.1 untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by Parent or Merger Sub of its obligations under this Agreement.

ARTICLE VI
TERMINATION

This Agreement, and the obligations of the Rollover Shareholder hereunder, shall terminate and be of no further force or effect immediately upon the earliest to occur of (a) the Effective Time, (b) termination of the Merger Agreement in accordance with its terms, and (c) the written agreement of the Rollover Shareholder and Parent (such earliest time, the “Expiration Time”); provided, that this Article VI and Article VII shall survive any termination of this Agreement. Nothing in this Article VI shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Contribution Closing contemplated by Article III has already taken place, then Parent and Merger Sub shall, upon termination of the Merger Agreement, promptly take all such actions as are necessary to restore the Rollover Shareholder to the position it was in with respect to ownership of the Rollover Shares prior to the Contribution Closing.

ARTICLE VII
MISCELLANEOUS

Section 7.1    Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by international overnight courier to the respective parties at the address set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.1):

if to the Rollover Shareholder, to the address set forth next to the Rollover Shareholder’s name on Schedule A hereto;

if to Parent and/or Merger Sub:

c/o LAIX Inc.

Building C2, No. 1687 Changyang Road

Yangpu District, Shanghai 200090

People’s Republic of China

Attention:	Yi Wang
Email:	yi@liulishuo.com

with a copy to (which alone shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

30th Floor, China World Office 2

1 Jianguomenwai Avenue

Beijing 100004, People’s Republic of China

Attention:	Peter X. Huang, Esq.
Email:	Peter.Huang@skadden.com

Section 7.2    Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.3    Entire Agreement.  This Agreement, together with the Limited Guarantee (if applicable), the Merger Agreement and the Equity Commitment Letters (if applicable) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 7.4    Specific Performance.  Each party acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and therefore agrees that in the event of any breach by a party hereto of any of its, his or her respective covenants or agreements set forth in this Agreement, the non-breaching parties shall each be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by any party, in addition to any other remedy at law or equity. Each party waives (i) any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a party.

Section 7.5    Amendments; Waivers.  At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 7.6    Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 7.7    Dispute Resolution.

(a)     Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the arbitration rules of HKIAC in force at the relevant time and as may be amended by this Section 7.7 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)     Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 7.7, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 7.7(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 7.7(a) in any way.

Section 7.8    No Third Party Beneficiaries.  There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement; provided, that the Company is an express third-party beneficiary of the obligations of the Rollover Shareholder pursuant to Section 2.2 and Article III of this Agreement and shall be entitled to specific performance of the terms thereof, including an injunction or injunctions to prevent breaches of this Agreement by the parties thereto, in addition to any other remedy at law or equity.

Section 7.9    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 7.10      No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 7.11      Further Assurances. The Rollover Shareholder hereby covenants that, from time to time, it will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to convey, transfer to and vest in Merger Sub, and to put Merger Sub in possession of, all of the Rollover Shares in accordance with the terms of this Agreement.

Section 7.12      Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties.

Section 7.13      Confidentiality. This Agreement shall be treated as confidential and may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the parties hereto; provided, that each party hereto may, without such written consent, disclose the existence and content of this Agreement to its officers, directors, employees, partners, members, investors, financing sources, advisors (including financial and legal advisors) and any representatives of the foregoing and to the extent required by Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the transactions contemplated hereby or by the Merger Agreement.

Section 7.14      Interpretation. When a reference is made in this Agreement to a Section or Article such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “US$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day.”

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT

Laix Infinite Co. Ltd.

By:	/s/ Yi Wang
Name: Yi Wang
Title: Director
MERGER SUB

Prilingo Merger Limited

By:	/s/ Yi Wang
Name: Yi Wang
Title: Director

[Signature Page to Rollover and Contribution Agreement]

 IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

IDG Technology Venture Investment IV, L.P. By: IDG Technology Venture Investment IV, LLC its General Partner

By:	/s/ Chi Sing Ho
Name: Chi Sing Ho
Title: Authorized Signatory

Address: c/o IDG Capital Management (HK) Limited. Unit 5505, The Center 99 Queen’s Road Central Hong Kong

[Signature Page to Rollover and Contribution Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

IDG Technology Venture Investment V, L.P. By: IDG Technology Venture Investment V, LLC its General Partner

By:	/s/ Chi Sing Ho
Name: Chi Sing Ho
Title: Authorized Signatory

Address: c/o IDG Capital Management (HK) Limited. Unit 5505, The Center 99 Queen’s Road Central Hong Kong

[Signature Page to Rollover and Contribution Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

IDG-Accel China Growth Fund III L.P.

By: IDG-Accel China Growth Fund III Associates L.P.,

its General Partner

By: IDG-Accel China Growth Fund GP III Associates Ltd.,

General Partner of IDG-Accel China Growth Fund III Associates L.P.

By:	/s/ Chi Sing Ho
Name: Chi Sing Ho
Title: Authorized Signatory

Address: c/o IDG Capital Management (HK) Limited. Unit 5505, The Center 99 Queen’s Road Central Hong Kong

[Signature Page to Rollover and Contribution Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

IDG-Accel China III Investors L.P. By: IDG-Accel China Growth Fund GP III Associates Ltd., its General Partner

By:	/s/ Chi Sing Ho
Name: Chi Sing Ho
Title: Authorized Signatory

Address: c/o IDG Capital Management (HK) Limited. Unit 5505, The Center 99 Queen’s Road Central Hong Kong

[Signature Page to Rollover and Contribution Agreement]

SCHEDULE A

Schedule

SCHEDULE B

Schedule